UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934, as amended

Date of Report (Date of earliest event reported):  January 9, 2008

SCIELE PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30123	58-2004779
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Five Concourse Parkway

Suite 1800
Atlanta, Georgia  30328

(Address of principal executive offices) (Zip Code)

(770) 442-9707

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 7.01               Regulation FD Disclosure

                On January 9, 2008, Sciele Pharma, Inc. (Nasdaq: SCRX) (the “Company”) announced that it will be launching during the first quarter of 2008 its new Sular® formulation, which was recently approved by the Federal Food & Drug Administration (FDA) in four dosage strengths:  8.5-milligram, 17-milligram and 25.5-milligram and 34-milligram dosages. In addition, the Company also plans to launch five new products in 2008:  120-milligram and 40-milligram fenofibrate doses for treatment of mixed dyslipidemia; Prandin® (repaglinide) for type II diabetes, and, upon FDA approval, PrandiMet® (repaglinide/metformin) also for type II diabetes; a head lice asphyxiation product upon FDA approval; and a new Women’s Health product.

                Sciele also reaffirmed the Company’s full-year guidance for both 2007 and 2008.  As previously announced, full-year 2007 revenue will be within a range of $375 million to $385 million, and full-year 2007 diluted earnings per share will be within a range of $1.53 to $1.58 per share, after a non-cash expense of $0.10 per share related to the Company’s redemption of its 1.75% Convertible Notes.  Also as previously announced, full-year revenue guidance for 2008 will be within a range of $440 million to $455 million and full-year 2008 diluted EPS within a range of $1.97 to $2.07 per share.  This guidance for 2007 and 2008 assumes an R&D expenditure rate of approximately 8% of revenues and does not include any unapproved products or any potential restructuring time charges related to the new Sular conversion.

                In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01               Financial Statements and Exhibits

                (d)           Exhibits.

                Exhibit 99.1            Press release issued by Sciele Pharma, Inc. on January 9, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sciele Pharma, Inc.
(Registrant)

By:	/s/ Leslie Zacks
Leslie Zacks
Executive Vice President, Chief Legal and
Compliance Officer

Date:  January 9, 2008

Exhibits

Exhibit No.	Description

99.1	Press release issued by Sciele Pharma, Inc. on January 9, 2008.